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                           ASSET ACQUISITION AGREEMENT

                  THIS ASSET ACQUISITION AGREEMENT is made this 3rd day of August, 2001 by and between DATAKEY, INC., a Minnesota corporation ("Seller") and DATAKEY ELECTRONICS, INC., (f.k.a. Jennings Acquisition, Inc.) an Ohio corporation ("Buyer"), to evidence the following:

                              W I T N E S S E T H :

                  WHEREAS, Seller is desirous of selling operating assets of its Electronic Products ("EP") business segment (the "EP Business"); and

                  WHEREAS, Buyer is desirous of acquiring the assets of Seller's EP Business upon certain terms and conditions; and

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

                  1.1 SALE OF ASSETS. On the Closing Date, Seller shall sell, deliver, transfer, assign and convey to Buyer by bills of sale and other appropriate instruments of assignment and conveyance, free and clear of all liens, claims, charges, restrictions and encumbrances of any kind, nature and description, and Buyer shall purchase from Seller for the consideration herein being provided for, all EP Business assets owned by the Seller as of the Effective Date except as may otherwise be hereinafter expressly excluded, which assets being acquired include the following:

                           (a) All of Seller's EP Business inventory
                  listed on Schedule 5.1 to this Agreement, which includes raw materials and finished products (the "Inventory");

                           (b) All of Seller's equipment, furniture,
                  fixtures, supplies, machinery, molds, tooling, and computers (hardware and software) used by Seller in the operation of its EP Business listed on Exhibit "A" and on Schedules 17.10 and
                  17.22 attached hereto;

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                           (c) All of Seller's transferable executory
                  contracts (excluding employment or employment related fringe benefit agreements), licenses and permits, related to the Seller's EP Business that are listed on Exhibit "B" attached hereto;

                           (d) The 1-800-328-8828 telephone number to the
                  extent assignable;

                           (e) All of Seller's computer systems, computer
                  peripherals and computer software to the extent assignable, historical data, programs, records, and files pertaining to the EP Business and located in the office and manufacturing space to be subleased to Buyer (the
                  "EP Space"), including but not limited to accounting, manufacturing and sales information;

                           (f) All of Seller's work-in-process, unfilled
                  customer orders (except the "Cogent/Nortel Order" as defined in Paragraph 7.1), proposals, and customer inquiries for EP Business as of the Effective Date;

                           (g) All of Seller's Intellectual Property and
                  goodwill associated therewith (as defined in Paragraph 17.13) to the extent transferable, together with a royalty-free license to use the mark "Datakey" pursuant to the License Agreement attached hereto as Exhibit C; and

                           (h) All of Seller's other rights, properties,
                  assets, goodwill, customer lists, vendor lists, supplier lists, distributor lists, business books, records, technical documents, specifications, mechanical drawings, electrical schematics, bills of material, policies, procedures, and related information, sales and promotional literature, correspondence and files pertaining to its EP Business, including but not limited to all website files relating to Seller's EP Business.

                  2.1 ASSETS RETAINED. Notwithstanding anything to the contrary in Paragraph 1.1, Seller shall not sell, deliver, transfer, assign or convey, and Buyer shall not purchase the following assets:

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                           (a) The assets of Seller's Information Security
                  Systems ("ISS") business division;

                           (b) The cash, cash equivalents, bank accounts,
                  deposits, securities, and accounts receivables posted as of the Effective Date;

                           (c) The capital stock, paid in capital, and retained
                  earnings;

                           (d) Any prepaid items, including but not
                  limited to insurance, workers compensation deposits, unemployment deposits, and deferred income tax prepayments;

                           (e) The Cogent/Nortel Order;

                           (f) The 952-890-6850 telephone number and associated
                  extensions;

                           (g) The 888-Datakey and 952-890-2726 telephone
                  numbers;

                           (h) The domain name "datakey.com";

                           (i) any real estate owned or leased by Seller;

                           (j) any of Seller's tax records;

                           (k) those contracts, permits, licenses and leases
                  which are non-transferable;

                           (l) all personnel records;

                           (m) all employment contracts and benefit plans; and

                           (n) all rights, claims and causes of action regarding
                  contracts that are not to be assumed by Buyer and which are not listed on Exhibit B.

                  2.3 RETURN OF MISPLACED ASSETS. Buyer and Seller agree that if any EP Business assets are inadvertently excluded from the EP Space, Seller agrees to provide such assets to Buyer, and if any ISS assets are inadvertently placed in the EP Space, Buyer agrees to return such assets to Seller.

                  3.1 PURCHASE PRICE FOR THE ASSETS. Seller agrees to sell and Buyer agrees to acquire assets of the Seller, as described herein, at a purchase price of Five Hundred Fifty Thousand

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Dollars ($550,000), payable on the Closing Date by bank wire transfer to
Seller's bank account (as directed by Seller) in immediately available U.S. funds or by cashier's check for the entire purchase price.

                  4.1 ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated among the assets in accordance with Schedule 4.1 attached hereto. Seller and Buyer shall each file all federal, state, and local tax returns and reports in accordance with such allocation including but not limited to the filing of Form 8594 with the Internal Revenue Service.

                  5.1 INVENTORY. Buyer and Seller acknowledge that neither has conducted a physical inventory count of the Inventory. Seller agrees to certify in writing that the Inventory list as of July 31, 2001 set forth on
Schedule 5.1 fairly states the inventory as of such date and as of the Closing Date, subject only to reserves for discrepancies as set forth in its financial statements.

                  6.1 TREATMENT OF AGENCY AND DISTRIBUTOR AGREEMENTS. Prior to the Closing Date or as soon as practicable thereafter, Seller agrees to notify all parties to the arrangements described in Paragraph 17.18 of the transfer of the EP Business assets to Buyer pursuant to this Agreement. Seller agrees to discharge all liabilities thereunder, including payment of all commissions earned prior to the Effective Date and owing within their terms. Notwithstanding the foregoing, where an order is placed and commissions are owed to a sales representative or sales agent and Buyer receives the revenue relating to such order, but the commission is payable by Seller under the terms of an arrangement between such sales representative or agent and Seller, Buyer agrees to reimburse Seller for such commissions and to pay Seller such amount within 15 days of Seller providing notice to Buyer. With respect to commissions payable for the CN Order, Seller hereby agrees to pay such commissions directly to Nexus. Buyer is not assuming any agreements or arrangements described in this Paragraph 6.1. Buyer may enter into new arrangements or agreements with some or all of the distributors and representatives, and, in connection therewith, Buyer agrees to use reasonable efforts to cooperate with Seller to obtain written consents to the termination of any

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agreements or arrangements with Seller and/or waivers of any rights against
Seller pursuant to such agreements or arrangements.

                  7.1 COGENT/NORTEL "CN" ORDER. Upon Buyer's receipt of the written placement of the CN Order from Seller, Buyer agrees to complete the manufacturing of the Cogent keys and keyceptacles and deliver them to Seller at a purchase price to be paid by Seller to Buyer (within Buyer's payment terms) based on Buyer's cost (as defined hereinafter). Buyer's cost shall be the sum of: (i) Buyer's actual production costs (time and materials) as agreed upon between the parties and contained in Schedule 7.1 attached; plus
(ii) Buyer's out-of-pocket expenses for outside consultants/engineers; plus
(iii) commissions due to Nexus and Jeff Daniel as contained in Schedule 7.1 attached hereto. Seller, at its expense, shall furnish all specifications and other information to Buyer which are necessary to complete the CN Order. It is understood that Buyer is not acquiring any rights in the CN Order. Buyer's only obligation is to complete the CN Order for the Seller at the cost described in this paragraph and in the manner described in Paragraph 8.1. In this regard, Buyer shall not be required to take any actions against CN. It is also understood and agreed that orders received after the Effective Date from Cogent/Nortel shall inure to the sole benefit of Buyer.

                  8.1 PRIORITY OF CN ORDER. Buyer agrees to give the highest priority to the completion and production of the CN Order upon Seller's written placement of the CN Order with Buyer.

                  9.1 PRODUCT WARRANTY SERVICE. During the ninety (90) day period from and after the Closing Date, Buyer agrees to provide the same standard warranty service (as provided by Seller) on products sold by Seller prior to the Closing Date, which are within the standard warranty period. If Buyer's actual production costs (time and materials, as defined in Schedule 7.1) for these services during such period exceed $10,000, then Seller agrees to reimburse Buyer for the excess amount.

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                  10.1 ACCOUNTS RECEIVABLE OF SELLER. Seller will retain all accounts receivable for products shipped prior to the Effective Date. Buyer will own the receivables for all products shipped from and after the Effective Date. If payments are received by either party relating to an invoice of the other party, such receiving party agrees to duly notify the other party and forward such payment in a timely manner to the appropriate party.

                  11.1 NO ASSUMPTION OF SELLER'S LIABILITIES. Except for the
(i) executory obligations arising from and after the Closing Date under the contracts identified in Exhibit B that are assignable (which obligations shall, if necessary, be prorated based on benefit to the Effective Date),
(ii) the obligations of Seller under unfilled customer orders (except the CN Order) included in the assets being acquired by Buyer hereunder which are hereby assumed by Buyer as of the Closing Date, and (iii) those accounts payable related to materials or services received on or after the Effective Date, Buyer is not assuming and will not become responsible for any debts, obligations, contracts and/or liabilities of Seller, contingent or non-contingent, liquidated or unliquidated, asserted or unasserted, including but not limited to liability of Seller as an employer (including profit sharing, retirement benefits, retention bonuses, stock options, health insurance, sick pay, salary, accrued vacation, etc.), tax liabilities, litigation or claims, including Seller's product liability obligations prior to the Closing Date, of any nature or description accrued and/or arising from Seller's sales of products or operations (including employment practices) prior to the Closing Date, all of which remain with the Seller. It is understood and agreed that Seller's liability includes all Inventory ordered by Seller and received up to the Effective Date and reflected on its receiving records in the ordinary course, and Buyer's liability includes all Inventory received on or after the Effective Date whether ordered by Seller or Buyer.

                  12.1 CONSENTS. Seller shall deliver to Buyer, on or before the Closing Date, the consents identified on Schedule 12.1 attached hereto.

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                  13.1 SELLER'S NAME. Seller will retain its corporate name,
"Datakey, Inc.", but shall grant to Buyer an exclusive royalty-free license to use the mark "Datakey", pursuant to the License Agreement attached hereto as Exhibit C.

                  14.1 EMPLOYMENT ARRANGEMENTS. As a condition to the Closing, unless waived by Buyer, Buyer shall have entered into satisfactory new employment arrangements with David Mattis, Marlyn Jackson, Jeff Daniel, William Stifle, Judy Potter, Sean Crowley and Michael Strand upon terms and conditions acceptable to Buyer. To this end, Seller agrees to release these persons from their employment with Seller as of the Closing Date, and to provide each such person a notice indicating that the Seller is releasing such person from the person's obligations relating to the secrecy and non-competition restrictions as they relate to Seller's EP Business only, and that all other provisions on such agreements remain in full force and effect. Buyer is expressly not assuming any of Seller's obligations with respect to the employees identified herein and shall not be considered Seller's successor in interest with respect to any employment matters.

                  15.1 NON-COMPETITION AGREEMENTS. As a condition to the Closing, Seller and Buyer shall enter into a Non-Competition Agreement in substantially the form of Exhibit D attached hereto. Also, as a condition to Closing, unless waived by Buyer, Buyer shall have obtained Non-Disclosure and Non-Competition Agreements from certain key vendors, namely: Quality Circuits, Inc., Quality Mold, Inc., Paul Paulson/Sodela, Inc., RTP Plastics, Tri-C Design, Vista, Spectrum, and Zugay.

                  16.1 SUBLEASE ARRANGEMENT. As a condition to the Closing, Buyer and Seller shall enter into a Sublease Agreement for Seller's EP Business space in substantially the form of Exhibit E attached hereto.

                  17.1 WARRANTIES AND REPRESENTATIONS OF SELLER. Seller warrants and represents to the Buyer as of the date hereof and again as of the Closing Date as follows:

                  17.2 ORGANIZATION.


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                  (a) Seller is a corporation duly incorporated, validly
existing and in good standing under the laws of the State of Minnesota. It has full corporate power to own its properties and to conduct the business currently being conducted by it. Schedule 17.2(a) contains a list of all states and countries in which Seller is qualified to do business.

                  (b) Seller has no subsidiaries or related entities involved in the operation of EP Business.

                  17.3 AUTHORITY OF SELLER. The execution of this Agreement and the other closing documents by Seller and their delivery to Buyer have been duly approved by the Board of Directors. No further action will be necessary on the part of Seller or its shareholders to make this Agreement valid and binding upon Seller. This Agreement and each other agreement and document delivered by Seller in connection herewith have been duly executed and delivered by Seller and constitute the binding obligation of Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity. Except as listed on Schedule 12.1 and 17.3, no consent, approval or authorization of, or registration, declaration, or filing with any governmental authority (federal, state, or local, domestic or foreign), collective bargaining unit, lending institution or other third party is required in connection with the execution and delivery by Seller of this Agreement or its performance of, or compliance with the terms, provisions, and conditions hereof.

                  17.4 ARTICLES OF INCORPORATION AND BY-LAWS. Except as listed on Schedule 12.1 and 17.3, the execution, delivery and consummation of this Agreement by Seller is not contrary to its Articles of Incorporation or its By-Laws and, will not, with the passage of time, the giving of notice, or otherwise, result in a violation or breach of, or constitute a default under any term or provision of, or result in the acceleration of any obligation under any indenture, mortgage, deed or trust, lease, instrument, order, judgment, decree, contract, or agreement, or any rule, regulation or law to which Seller is a party or to which it is subject or bound, nor will it result in the creation of

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any lien or other charge upon any assets of Seller being sold hereunder, nor will it result in any acceleration or termination of any loan or security interest agreement pertaining to the EP Business to which Seller is a party.

                  17.5 TITLE TO ASSETS. Except as disclosed on Schedule 12.1, 17.3, and 17.5, Seller has good title to all of its assets to be sold hereunder, free and clear of all liens, security interests, charges, encumbrances, claims, equities, taxes, assessments or others and restrictions of any kind or character whatsoever. All assets of Seller's EP Business which are used or required to conduct the Seller's EP Business are in possession or control of the Seller and are located in the EP Space or located at a customer or vendor as set forth in Schedules 17.10 or 17.22.

                  17.6 LEASES. Buyer is not assuming any leases involving any real or personal property in Seller's EP Business.

                  17.7 LIENS. Schedule 17.7 contains a list of all mortgages, pledges, conditional sales contracts, consignment agreements, security agreements or similar agreements relating to the assets used in the EP Business and being transferred hereunder. All such liens to which Seller is a party as debtor that relate to the assets transferred pursuant to this Agreement will be satisfied or released on or before the Closing Date.

                  17.8 MATERIAL CONTRACTS. Schedule 17.8 contains a list of all material contracts and commitments to which the Seller is a party or by which it will be bound on the Closing Date and in each case which relate to the EP Business. For the purposes of this Paragraph 17.8, the term "Material Contracts and Commitments" means any contract or commitment, or series of contracts or commitments, including, but not limited to, purchase orders of goods or services, whether or not incurred in the ordinary course of business, which involve liabilities, future payments, performance of services, to or by Seller of an aggregate amount of value in excess of One Thousand Dollars ($1,000).

                  17.9 TANGIBLE ASSETS. All of the tangible assets being sold hereunder are free of known defects and are in good operating condition and repair with due consideration being given to

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the age thereof, subject only to routine maintenance, ordinary wear and tear excepted, and substantially all are capable of being used in the ordinary course of business consistent with past practice.

                  17.10 CUSTOMER-OWNED PROPERTY. Schedule 17.10 contains a list of all molds, tooling, fixtures, test equipment, test fixtures, and other assets or property used in the EP Business which are owned by Seller's EP customers, together with copies of all agreements or letters of understanding with customers and a summary of any oral arrangements with respect to the disposition thereof.

                  17.11 INVENTORIES. The inventories reflected on "Datakey EP Inventory as of July 31, 2001" fairly reflect the inventories existing on the Closing Date, subject to reserves of approximately $155,000 as reflected on the Company's financial statements as of July 31, 2001. All items of inventory are the property of Seller, except for inventory sold in the ordinary course of business since said date and for which (i) the purchaser of such inventory has made full payment or (ii) its liability to make payment is reflected on Seller's books.

                  17.12 LICENSES AND PERMITS. To the best of its knowledge, information and belief, Seller possesses all franchises, licenses (including computer software licenses), permits and other authorizations from governmental or regulatory authorities or other third parties that are necessary to permit Seller to engage in its EP Business. To the best of its knowledge, information, and belief, Seller is not in violation of any of the same. Schedule 17.12 contains a list of all licenses, permits, franchises and other authorizations described in this Paragraph 17.12. With the exception of the license fee to Fourth Shift and routine recording fees, which Buyer hereby agrees to pay, Seller shall be required to pay any and all costs and fees related to the assignment, transfer and recording of all licenses, franchises, and permits to Buyer.

                  17.13 INTELLECTUAL PROPERTY. Schedule 17.13 contains a list of all of Seller's patents, patent applications, requests for re-examination, copyrights (except common law copyrights), copyright registrations, copyright registration applications, trademarks (including common law

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marks), trademark registrations (including abandoned and/or canceled trademark registrations), trademark registration applications, trade names, trade name registrations, trade dress, domain name registrations and applications, processes, formulae, computer software, and other intellectual property rights related to conducting the EP Business ("Intellectual Property") to the extent they can be described. All filing and recording fees (including Patent assignment fees) due on or after the Closing Date shall be paid by Buyer. Except as noted on Schedule 17.13, Seller shall pay all Patent maintenance fees due prior to the Closing Date. Seller owns exclusively and possesses all right, title and interest in and to the Intellectual Property. No affiliate or related entity of Seller has any interest, beneficial, equitable or otherwise in the Intellectual Property. Except as set forth on
Schedule 17.13, Seller is not aware of any facts showing that such Intellectual Property is invalid or not in full force and effect. None of said Intellectual Property is subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of Seller's use thereof. Except as set forth on Schedule 17.13, Seller has no actual knowledge of, or has received no notice of, infringement, misappropriation or conflict from any third party with respect to any proprietary rights relating to the EP Business. There are no licenses or other agreements now in effect relating to the use by others of any of the Intellectual Property or of any know-how or trade secrets relating to or utilized in the EP Business, except as disclosed in Schedule 17.13 hereto. Except as disclosed in Schedule 17.13, Seller is not aware of any facts showing that it does not have the right to use all the formulae, manufacturing procedures, know-how, trade secrets, computer software, processes and scientific and technical information and other information needed to conduct the EP Business. Except as disclosed in
Schedule 17.13, Seller has no outstanding charges of infringement of any of Seller's Intellectual Property rights against any third party and is not aware of any infringement of such rights by any third party against Seller. Further, except as disclosed on Schedule 17.13, to the best of Seller's knowledge, information and belief, the EP Business as presently or ordinarily conducted does not infringe upon any patent, copyright, trade name, trademark or other proprietary right of any third party and there is no pending or overtly threatened litigation against Seller

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involving any patent, copyright, trade name, trademark or other proprietary right. Except as disclosed on Schedule 17.13, there are no agreements with employees, former employees or others with respect to patents or inventions or other Intellectual Property rights.

                  17.14 CUSTOMERS. Schedule 17.14 contains a list of the names and business addresses of all Seller's customers who have purchased products and services in excess of $10,000 during the past twelve (12) months, and all contracts with such customers related to the EP Business in excess of $10,000. Further, Seller has not been notified that any of its customers to whom the Seller has sold products in the aggregate amount of $10,000 during the twelve (12) months preceding the Closing Date has ceased or intends to cease purchasing from the Seller nor has Seller been advised that any supplier from whom Seller has purchased products within the twelve
(12) months preceding the Closing Date intends to cease doing business with Seller or materially altered or intends to materially alter the amount of business that it is presently doing with Seller.

                  17.15 INTERESTS IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth on Schedule 17.15, neither Seller, nor any officer, director or employee of Seller, nor any spouse, child or business associates or affiliate of any such person, has any direct or indirect interest in any customer, competitor or supplier of Seller or in any person or entity from whom or to whom Seller leases any real or personal property used in the operation of its EP Business, or with whom Seller does business.

                  17.16 VENDORS AND SUPPLIERS. Schedule 17.16 contains the names and addresses of the significant vendors and suppliers to Seller's EP Business from whom Seller has purchased goods in the aggregate amount of $10,000 or more during the past twelve (12) months, along with all contracts or letters of understanding with such vendors and suppliers. Seller has not been advised that any vendor or supplier from whom Seller has purchased products within the twelve (12) months preceding the Closing Date intends to cease doing business with Seller or materially altered or intends to materially alter the amount of business that it is presently doing with Seller.

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                  17.17 NON-COMPETITION AGREEMENTS; SECRECY AGREEMENTS.
Schedule 17.17 contains a list of all agreements currently in effect relating to Seller's EP Business to which Seller is a party in which the right of Seller, or third party, to compete with the other party to such an agreement is restricted. Schedule 17.17 also includes all agreements currently in effect regarding secrecy or confidentiality relating to Seller's EP Business by which Seller or a third party is bound, excluding any standard purchase order commitments that contain confidentiality language.

                  17.18 SALES AGENCY AND DISTRIBUTORSHIP AGREEMENTS. Schedule
17.18 contains a list of all sales agency, sales representative or distributorship agreements or other agreements or arrangements relating to the Seller's EP Business to which Seller is a party, or by which it is or may be bound, providing for, or pursuant to which, persons or entities other than Seller's own EP Business employees sell or distribute products or services relating to the Seller's EP Business.

                  17.19 FINANCIAL STATEMENTS. Prior to the date of this Agreement, Seller has provided Buyer with or Buyer has otherwise obtained through the Securities and Exchange Commission's EDGAR database system, the following financial statements pertaining to its EP business ("Financial Statements"): the audited balance sheets and related consolidated statements of income, retained earnings and cash flows, which were prepared by McGladrey & Pullen, LLP, for the years ended December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, and December 31, 2000, and the unaudited financial statements for the three months ended March 31, 2001. The Financial Statements are correct, in all material respects, and fairly present the financial condition of Seller as of the respective dates thereof and the results of its operations for the periods involved, and have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods therein specified. The Financial Statements are set forth in Schedule 17.19 attached hereto. The Financial Statements and the annual, quarterly and other required reports filed by Seller (collectively, the "Seller's Reports") with the Securities Exchange Commissions ("SEC") comply as to form in all material respects with the published rules and regulations of the SEC applicable to Seller. As of their respective date, to

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the best of Seller's knowledge and belief, the Seller's Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  17.20 SALES REPORTS. Prior to the date of this Agreement, Seller has provided Buyer with Sales Reports of Seller's EP Business for each of the years ended 1996, 1997, 1998, 1999, and 2000, and for the first six months of 2001 to the extent the same can be disclosed without violation of federal securities laws. The Sales Reports are correct in all material respects and are set forth in Schedule 17.20 attached hereto.

                  17.21 TAX RETURNS. Seller has provided Buyer with true and exact copies of the following tax returns (the "Tax Returns"): The U.S. Corporate Income Tax Returns (Form 1120) for the years ended December 31, 1996, December 31, 1997, December 31, 1998, and December 31, 1999. To the best of Seller's knowledge, these Tax Returns are true and correct in all material respects and are set forth in Schedule 17.21 attached hereto.

                  To the best of Seller's knowledge, information and belief, Seller has also timely filed all income, franchise, sales, employment and other tax returns and reports of every nature required to be filed by it accurately reflecting any and all taxes owing to the U.S., or any other taxing authority, and has paid in full or made adequate provisions for the payment of all taxes including U.S., state, and local withholding taxes and other Trust Fund type taxes (including penalties and interest) for which it has or may have liability. Neither Seller nor its officers or directors has received written notice of any assessed tax deficiency proposed or threatened against Seller as a result of the operation of its business.

                  17.22 PROPERTY IN POSSESSION OF THIRD PARTIES. Schedule
17.22 contains the location and description of any inventory or other property related to Seller's EP Business in which Seller has any interest and which is not located on Seller's property, except inventory or other property in transit from suppliers, or completed products sold to and in transit to distributors or customers.

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                  17.23 ABSENCE OF CERTAIN CHANGES. Except as disclosed
publicly, since March 31, 2001, there has not been any material adverse change in the business condition (financial or otherwise), properties or other assets, liabilities, operations or prospects of Seller, or, to the best of Seller's knowledge, information and belief, no such event is threatened nor has there occurred any event of governmental regulation or order limiting the ordinary and regular course of Seller's EP Business. Except as set forth on Schedule 17.23, since March 31, 2001 there has not been:

                  (a) Any mortgage or pledge of, or any other new lien, charge or encumbrance of any kind, on any of the assets, tangible or intangible, of Seller's EP Business;

                  (b) Any sale, assignment or transfer by Seller of any patents, trademarks, trade names or formulae or other similar intangible assets pertaining to its EP Business;

                  (c) Any material amendments or termination of any contract, agreement, license, or arrangement to which Seller is a party which would adversely affect the Seller's EP Business or the consummation of the transactions contemplated by this Agreement.

                  (d) Any discharge or satisfaction of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent) other than those shown on the balance sheet of the Financial Statements and other than those incurred in the ordinary course of business; or

                  (e) Any transaction entered into by Seller other than in the ordinary course of business.

                  17.24 EMPLOYMENT MATTERS. Except as set forth in Schedule 17.24, Seller is not a party to any contract or agreement with any labor organization or any local or subdivision of any labor organization. Seller has not been charged with any unfair labor practice or violation of any federal or state labor law or regulation or been advised of any labor dispute which could result in a material impairment of Seller's ability to operate its business as currently operated. To the best of its knowledge, information, and belief, Seller has complied in all material respects with all material laws affecting its EP Business relating to the employment of labor, including, but not limited to, provisions of such laws relating to wages, hours of work, equal employment opportunities, civil

                                      -15-

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rights, working conditions, health insurance continuation, work place safety and health and payment of all social security and other taxes. Seller has made all wage payments, fringe benefit payments and/or contributions, including, but not limited to health and welfare and pension fund contributions, severance payments and all other payments to employees, labor organizations and/or pension and welfare benefit funds required by any collective bargaining agreement, law or otherwise.

                  17.25 INSURANCE. Schedule 17.25 contains a list and a description of all the policies of insurance covering Seller's business, properties and assets currently in force.

                  17.26 PRODUCT WARRANTY. Schedule 17.26 contains the RMA
Log since January 1, 1999. Seller warrants that since January 1, 1998, product warranty expenses have not exceeded $50,000 in any calendar year.

                  17.27 ABSENCE OF DISRUPTION OF BUSINESS RELATIONSHIPS AND ADVERSE INFORMATION REGARDING FUTURE OPERATIONS. Except as set forth in
Schedule 17.27, neither Seller nor any of its officers, employees or directors has received any notice, and have no other knowledge, which would lead Seller to believe, that any party having a business relationship with Seller's EP Business intends to terminate its relationship with Seller. There are also no facts or information known to Seller or any officer, employee or director of Seller which would materially and adversely affect future operations or prospects of Seller's EP Business other than general economic and industry information.

                  17.28 COMPLIANCE WITH LAWS. To the best of its knowledge, information, and belief, Seller has complied in all material respects with all laws, rules, regulations, codes and orders affecting its EP Business operations, including but not limited to all employment laws and regulations, including the Occupational Safety and Health Act ("OSHA"), all affirmative action requirements under federal law, and is not in default under nor in violation of, any provision of any federal, state or local rule, regulation or law, including, but limited to unfair labor practices, fair labor standard acts, Family and Medical Leave Act ("FMLA"), zoning regulations or ordinances,

                                      -16-

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local building and health codes and standards, environmental protection laws or other workplace laws. Seller has complied in all material respects with all laws applicable to the EP Business including but not limited to plant closings, notice requirements such as the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and the Worker Adjustment and Retraining Notification ("WARN") Act, 29 USC Section 2101 et seq. Buyer will have no liability whatsoever by reason of this Agreement for any act of Seller or any entity which is treated together with Seller as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (an "Affiliate") or by the provisions of any "employee benefit plan" (as defined in Section 3(3) of ERISA), of Seller or any incentive arrangement, bonus plan, employment contract, employment arrangement, fringe benefit, consulting agreement, distributor agreement, severance arrangement, collective bargaining agreement, or other similar arrangement to which Seller is a party.

                  17.29 LITIGATION. There are no actions at law or in equity or before any governmental body, or in arbitration or in alternative dispute resolution pending or, to Seller's knowledge, threatened against Seller's EP Business or against Seller's corporate powers or existence, or relating to the transfer and delivery of the assets being sold hereunder.

                  17.30 ENVIRONMENTAL MATTERS.

                        17.30.1 ENVIRONMENTAL DISCLOSURE. To its knowledge, information and belief, Seller is in compliance with all applicable Environmental Laws (as defined below), which compliance includes, but is not limited to, the possession by Seller of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Schedule 17.30, Seller has received no communication (written or oral), whether from a governmental authority, citizens' group, employee or otherwise, that alleges that Seller is not in such compliance, and Seller knows of no circumstances that may prevent or interfere with such compliance in the future. All governmental authorizations currently held by Seller pursuant to the Environmental Laws are identified on Schedule 17.30.

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                        17.30.2 NO CLAIMS. Except as set forth in Schedule
17.30, there is no Environmental Claim (as defined below) pending or, to Seller's knowledge, threatened against Seller or, to the knowledge of Seller, against any person or entity whose liability for any Environmental Claim Seller has retained or assumed either contractually or by operation of law. Except as set forth in Schedule 17.30, to Seller's knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, treatment, storage, management, disposal or arrangement for disposal of any Materials of Environmental Concern (as defined below), that are the basis of any Environmental Claim or threatened Environmental Claim against Seller or any Affiliate or, to Seller's knowledge, against any person or entity whose liability for any such Environmental Claim Seller has retained or assumed either contractually or by operation of law.

                        17.30.3 ABSENCE OF EVENTS OR CONDITIONS. Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Seller has treated, stored, disposed or arranged for the storage, treatment or disposal of materials of Environmental Concern are identified in Schedule 17.30 or are identified in the manifests and records retained by Seller as required by Environmental Law; and (ii) all underground storage tanks, and the capacity and contents of such tanks, located now or in the past on real property owned, leased or controlled by Seller are identified on Schedule 17.30.

                        17.30.4 NO CAPITAL EXPENDITURES REQUIRED FOR
COMPLIANCE. To Seller's knowledge, no capital or other expenditures are required to bring the assets being transferred or Seller into compliance with any currently applicable Environmental Laws.

                        17.30.5 CERTAIN DEFINITIONS. For purposes of this Paragraph 17.30, the following definitions apply:

                        "Environmental Claim" means any claim, action, cause of action, investigation, demand or notice (written or oral) by any person or entity alleging potential liability, including, without limitation, potential liability for or requirement to incur investigatory costs,

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cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Seller or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                        "Environmental Laws" means all federal, state and local laws and regulations relating to pollution or protection of human health or the environment.

                        "Materials of Environmental Concern" means any hazardous or toxic substances, hazardous materials or hazardous wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation's Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state, or federal law. Materials of Environmental Concern shall include, but not be limited to: (i) oil, including but not limited to, petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 USC Section 1321 or pursuant to Section 307 of the Clean Water Act, 33 USC
Section 1317; (v) substances defined as a "hazardous waste" pursuant to
Section 1004 of the Resource Conservation and Recovery Act, 42 USC Section 6903, as amended; (vi) substances defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC Section 9601 ET SEQ., as amended; (vii) substances included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 USC Section 1801, ET SEQ., as amended; or (viii) substances listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 USC Section 7401 ET SEQ., as amended.

                  17.32 MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty made in this Agreement and no statement contained in any document, instrument, schedule or exhibit delivered

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to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading. Seller is not aware of any event or circumstance which Seller has not disclosed to Buyer in writing which materially adversely affects, or could reasonably be expected to materially adversely affect the Seller's EP Business or the ability of Seller to perform under this Agreement.

                  17.33 DISCLOSURE SCHEDULES AND EXHIBITS. Seller has delivered or will deliver to Buyer the Schedules and Exhibits attached hereto which are all true, correct and complete and incorporated herein by reference.

                  18.1 WARRANTIES AND REPRESENTATIONS OF BUYER. Buyer herein warrants and represents to the Seller as of the date hereof as follows:

                  18.2 ORGANIZATION. Buyer is an Ohio corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has all requisite power and authority to enter into this Agreement and consummate the transactions herein contemplated.

                  18.3 AUTHORITY OF BUYER. The execution, delivery and consummation of this Agreement by Buyer is not contrary to its Articles of Incorporation or Code of Regulations or By-Laws, and will not, with the passage of time, the giving of notice, or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of, or result in the acceleration of any obligation under, any indenture, mortgage, deed or trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Buyer is a party or to which it is subject or bound.

                  18.4 BINDING EFFECT. This Agreement and all other closing documents are valid, binding and legal obligations of the Buyer enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

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                   19.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as
otherwise provided in this Paragraph 19.1, all representations and warranties made in this Agreement or in any certificate or other instrument delivered in connection with this Agreement shall be deemed to have been relied upon by the Buyer and Seller, as the case may be, notwithstanding any investigation heretofore or hereafter made by the Buyer or the Seller, as the case may be, and shall survive the Closing Date of the transactions described in this Agreement for a period of thirty-six (36) months. Notwithstanding the immediately preceding sentence, (a) the representations and warranties of the Seller set forth in Paragraphs 17.2(a), 17.2(b), 17.3, 17.4, 17.5, 17,7,
17.13, 17.18, 17.22, and 17.30 of this Agreement, (b) the representations and warranties of the Buyer set forth in Paragraphs 18.2, 18.3, and 18.4 of this Agreement; and (c) the representations and warranties of the Seller and Buyer contained in the License Agreement, Non-Competition Agreement, and Sublease Agreement shall survive the Closing Date of the transactions described in this Agreement without time limitation. It is further agreed that any representation or warranty of a party in connection with Buyer's manufacturing obligations to Seller under Paragraph 7.1 or Paragraph 35.1 or outside this Agreement shall not be controlled or governed by this Agreement.

                   20.1 Intentionally Deleted.

                   21.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

                        21.1.1 RECEIPT OF DOCUMENTS BY SELLER. Seller shall have received: (i) A written opinion from counsel for Buyer, dated as of the Closing Date, addressed to Seller, in form and substance satisfactory to Seller and its counsel; (ii) Certified copies of resolutions duly adopted by the Board of Directors of Buyer approving this Agreement; (iii) A Certificate of Good Standing of the Buyer in the State of Ohio; and (iv) Proof of filing of qualification to do business or a Certificate of Good Standing from the State of Minnesota.

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                        21.1.2 LICENSE AGREEMENT. Buyer shall have entered
into a License Agreement with Seller in substantially the form of Exhibit C attached hereto.

                        21.1.3 NON-COMPETITION AGREEMENT. Buyer shall have entered into a Non-Competition Agreement with Seller in substantially the form of Exhibit D attached hereto.

                        21.1.4 SUBLEASE ARRANGEMENT. Buyer shall have entered in the Sublease Agreement with Seller substantially in the form of Exhibit E attached hereto.

                   22.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

                        22.1.1 ALL CONSENTS OBTAINED. All necessary approvals or consents have been obtained from all persons, state and federal departments and agencies whose approval or consent is necessary to consummate the transactions contemplated by this Agreement.

                        22.1.2 RECEIPT OF DOCUMENTS BY BUYER. Buyer shall have received: (i) A written opinion from counsel for Seller, dated as of the Closing Date, addressed to Buyer, in form and substance satisfactory to Buyer and its counsel; (ii) Certified copies of resolutions duly adopted by the Board of Directors of Seller approving this Agreement; (iii) A Certificate of Good Standing of Seller issued by State of Minnesota; (iv) The Taxing Authority Certificates referred to in Paragraph 27.1, if any; and (v) All written consents required hereunder.

                        22.1.3 NO LITIGATION. No suit, action, or other proceeding will be threatened or pending before any court or governmental agency which seeks to restrain or prohibit or to obtain damages or relief in connection with this Agreement or the consummation thereof, or which is likely to materially and adversely affect the value of the EP Business assets or Seller's EP Business as a whole.

                        22.1.4 SUBLEASE ARRANGEMENT. Buyer shall have entered into a Sublease Agreement with Seller on terms and conditions satisfactory to Buyer in substantially the form of Exhibit E attached hereto.

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                        22.1.5 SEPARATION OF PHYSICAL PROPERTY. Seller shall
have completed the segregation and move of all EP Business assets except inventory (equipment, computer hardware, software and peripherals, and records, etc.) into the EP Space prior to or by the end of business as of the Closing Date. Buyer and Seller agree to cooperate to complete the transfer of inventory as soon as practicable after the Closing, which may include efforts by Buyer's personnel previously employed by Seller. Except for inventory, no assets of the ISS Business shall be in the EP Space by the end of business on the Closing Date.

                        22.1.6 NON-COMPETITION AGREEMENT. Buyer shall have entered into a Non-Competition Agreement with Seller in the form of Exhibit D and, unless waived by Buyer, the Non-Disclosure and Non-Competition Agreements with those other entities identified in Paragraph 15.1.

                        22.1.7 EMPLOYMENT ARRANGEMENTS. Unless waived by Buyer, Buyer shall have entered into employment agreements with those persons listed in Paragraph 14.1.

                        22.1.8 OTHER DOCUMENTS. Buyer shall have received such documents, in such form as it, in its sole discretion, deems satisfactory, evidencing the release of any liens, charges or encumbrances on any of the assets.

                        22.1.9 SELLER'S DISCHARGE OF LIABILITIES. Seller shall have paid and discharged in full (and furnished proof thereof) those vendors and suppliers as set forth in Schedule 22.1.9 attached. Seller agrees to pay in full and discharge all other liabilities according to their terms, including but not limited to vendors, suppliers, employees, distributors, representatives, accounts payable, etc. pertaining to the EP Business; provided, however, that all obligations and liabilities of Seller's EP Business shall be paid in full within thirty (30) days from the Closing Date.

                   23.1 SELLER'S TRANSACTIONS AT THE CLOSING. At the Closing, Seller, contemporaneously with the performance by Buyer of the obligations to be performed by it, shall do the following:

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                  (a) Deliver to Buyer all duly executed bills of sale,
         written consents, assignments, licenses, and all other necessary transfer documents in order to transfer and convey to Buyer good title to all assets being purchased and sold hereunder;

                  (b) Deliver to Buyer certified copies of the proceedings of Seller's Board of Directors with respect to the approval of this Agreement and the authorization of the consummation of the transactions herein contemplated;

                  (c) Deliver to Buyer a certificate of good standing of the Seller in the State of Minnesota;

                  (d) Deliver to Buyer the executed Sublease Agreement as called for in Paragraph 16.1.

                  (e) Deliver to Buyer the executed Non-Competition Agreement of Seller as called for in Paragraph 15.1.

                  (f) Deliver to Buyer the executed License Agreement as called for in Paragraph 13.1;

                  (g) Deliver to Buyer the legal opinion of Seller's counsel in the form and substance satisfactory to Buyer and its counsel;

                  (h) Deliver to Buyer the Taxing Authority Certificates as called for in Paragraph 27.1, if any; and

                  (i) Deliver to Buyer proof of Seller's insurance as set forth in Paragraph 29.1.

                   24.1 BUYER'S TRANSACTIONS AT THE CLOSING. At the Closing, Buyer, contemporaneously with the performance by Seller of the obligations to be performed by it, shall do the following:

                  (a) Deliver to Seller the purchase price for the assets as set forth in Paragraph 3.1 hereof;

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                  (b) Deliver to Seller certified copies of the proceedings
         of Buyer's Board of Directors and Shareholders with respect to the approval of this Agreement and the authorization of the consummation of the transactions herein contemplated;

                  (c) Deliver to Seller a certificate of good standing of the Buyer in the State of Ohio;

                  (d) Deliver to Seller the executed Sublease Agreement called for in Paragraph 16.1;

                  (e) Deliver to Seller the executed Non-Competition Agreement of Buyer as called for in Paragraph 15.1;

                  (f) Deliver to Seller the executed License Agreement as called for in Paragraph 13.1; (g) Deliver to Seller the legal opinion of Buyer's counsel in the form and substance satisfactory to Seller and its counsel; and

                  (h) Deliver to Seller proof of Buyer's filing of qualification to do business in the State of Minnesota or Certificate of Good Standing from Minnesota.

                 25.1 FURTHER ASSURANCES. Seller will, at any time and from time to time after the Closing Date, upon request of Buyer, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney and assurances as may be required for the assigning, transferring, granting, conveying, assuring and confirming to Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any of or all of the assets being acquired.

                 26.1 BULK TRANSFER LAWS. The parties acknowledge that the State of Minnesota does not have any laws relating to bulk sales and bulk transfers applicable to the transactions contemplated by this Agreement. Seller agrees to defend and indemnify Buyer against and hold it harmless from any and all loss, liability, damage or expense arising out of or incidental to the

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payment of all creditors of Seller, including reasonable attorney fees, court costs, and costs of defense and investigation.

                   27.1 SALES AND TRANSFER TAXES, AND TAX CERTIFICATES. If requested by Buyer, Seller shall furnish Buyer at the Closing with a receipt from all taxing authorities that have powers to impose liens on the property or assets of the Seller being purchased hereunder, or impose successor liability on the Buyer, that all taxes have been paid or a Certificate from the appropriate Tax Commissioner which indicates that no taxes are due.

                   28.1 EMPLOYMENT MATTERS. Buyer will have no liability whatsoever, by reason of this Agreement, for any employment matters pertaining to the Seller's operation of the EP Business prior to the Closing Date. Buyer is not assuming any liability with respect to the work force of Seller, including but not limited to Seller's employment agreements, employment arrangements, welfare plans, employee pension or profit sharing plans, or other employee benefit plans as defined in Section 3(3) of ERISA, severance pay, unpaid wages, bonuses or compensation, vacation pay, unemployment compensation, claims for back pay and/or reinstatement, claims for contributions or benefits under any welfare benefit plan or other plan, claims asserting the right to participate in any medical insurance program under COBRA or comparable state law, any funding or withdrawal liability relating to any plan, any and all claims arising out of employment on or prior to the Closing Date, or other payments with respect to past and/or present employees of Seller. Buyer may hire some of Seller's EP Business employees upon new terms and conditions acceptable to Buyer. Buyer shall not be considered as a successor in interest to Seller with respect to any employment matters including but not limited to Title VII violations of the Civil Rights Act of 1964, EEOC matters, Minnesota Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), and the Family and Medical Leave Act of 1993 ("FMLA"). Seller hereby agrees that it will not notify, promise, represent, advise or otherwise communicate to any employee that Buyer will be hiring any or all such employees or otherwise make any offer of employment on behalf of Buyer. Seller has timely provided or will timely provide all notices including any COBRA

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continuation of health benefit coverage required to be provided to any of
Seller's employees, former employees or the beneficiaries or dependents of any employees or former employees under Part 6 of Subtitle B of Title I of ERISA or Section 162(k) of the Internal Revenue Code of 1986, as amended, to the extent such notices of continuation of health benefit coverage are required to be provided by reason of the events occurring prior to the Closing Date or by reason of the transactions contemplated by this Agreement; and Seller will fully indemnify and hold Buyer harmless from and against any costs, expenses, losses, damages, and liabilities incurred or suffered by Buyer, directly or indirectly, including reasonable legal fees, court costs, and costs of investigation and expense, with respect to any such notices or continuation of coverage.

                  29.1 LIABILITY INSURANCE. Seller shall maintain at its cost product liability insurance ("tail coverage") with limits and coverages commensurate with those currently in place for pre-closing occurrences for a period of five (5) years from the Closing Date.

                  30.1 INDEMNIFICATION BY SELLER. The Seller shall indemnify and hold harmless Buyer and its directors, officers, shareholders, employees, and agents from any and all liabilities, losses, damages, claims, penalties, expenditures, or deficiencies, remedial response, removal, restoration, monitoring, or permit acquisition, including any and all costs, expenses, reasonable legal and accounting fees, costs of investigation and defense, and court costs (collectively "Losses"), resulting from or arising out of:

                  (a) any inaccuracy in or breach of any representation or warranty by Seller;

                  (b) any breach or nonperformance of any covenant or obligation made or incurred by Seller herein, including those contained in Paragraphs 2.3 and 6.1;

                  (c) the conduct of Seller's business including products manufactured and sales made by Seller prior to the Closing Date (except as provided for in Paragraph 9.1 of this Agreement), including but not limited to any claim based on product liability or other tort of the Company based on products made and placed in the marketplace, incidents, conditions

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         or circumstances that existed, arose or occurred prior to the Closing
         Date of the transactions being described in this Agreement;

                  (d) any imposition (including but not limited to, by operation of any bulk transfer or other law) by a third-party upon Buyer of any liability of Seller which Buyer has not specifically agreed to assume;

                  (e) all taxes and assessments, including but not limited to income, sales, property (real, personal and intangible), employment, withholding, any trust fund taxes, use, value added tax, real estate, excise, import, export (federal, state, local, foreign or otherwise), arising out of Seller's conduct of the EP business prior to the Closing Date.

                  (f) any environmental contamination or hazardous release prior to the Closing Date attributable to Seller's activities of facilities operated by Seller and offsite locations at which Seller has arranged for disposal of any of its waste;

                  (g) any investigation, monitoring, clean-up, removal, restoration, remedial response or remedial work under The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") as amended, The Resource Conservation and Recovery Act ("RCRA"), The Federal Water Pollution Control Act ("FWPCA"), The Hazardous Materials Transportation Act, The Toxic Substances Control Act, The Clean Air Act, and all regulations promulgated thereunder, The Minnesota Pollution Control Agency, and any other applicable similar federal, state, county, or local ordinances, laws or regulations with respect to any activities of Seller attributable to the period prior to the Closing Date, including but not limited to Seller's manufacturing, processing, distribution, use, treatment, storage, transport or handling of Materials of Environmental Concern;

                  (h) any misrepresentation of Seller contained in this Agreement, or in any document specifically referenced in this Agreement or delivered by Seller pursuant to this Agreement;

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                  (i) Any employment matters pertaining to Seller's
         operation of the EP Business prior to the Closing Date, including but not limited to those matters enumerated in Paragraph 28.1; and

                  (j) Any failure to comply with the matters in Paragraph
         22.1.5.

                  31.1 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and its directors, officers, employees and agents from all losses, liabilities, claims, damages, penalties, expenditures or deficiencies resulting from or arising out of:

                  (a) any inaccuracy in or breach of any representation or warranty by Buyer herein;

                  (b) any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein, including those contained in Paragraphs 2.3 and 6.1;

                  (c) any executory obligations assumed by Buyer (i) under the Agreements described in Paragraph 1.1(c); (ii) as described in Paragraph 11.1; (iii) as described in Paragraph 7.1; and (iv) as provided in Paragraph 35.1 relating to the manufacturing of products for Seller's ISS business; and

                  (d) the conduct of Buyer's business from and after the Closing Date.

                  32.1 CLAIMS. If either party desires to make a claim against the other under Paragraphs 30.1 or 31.1 hereof which does not involve a claim by any person other than the parties, then such party shall make such claim by promptly delivering written notice to the other. If either Buyer or Seller (the "claimant") desires to make a claim against the other (the "indemnitor") under Paragraphs 30.1 and 31.1 hereof which involves a claim by a person other than the parties, then such claim will be made in the following manner and be subject to the following terms and conditions:

                  (a) NOTICE. The claimant will give prompt notice to the indemnitor of any demand, claim or threat of litigation or the actual institution of any action, suit, or proceeding (collectively, a "claim") at the first to occur of the claimant becoming aware of

                                      -29-

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         the potential claim or when served on or instituted against the claimant with respect to which the claimant believes it would have a right of indemnification under Paragraphs 30.1 or 31.1 hereof. In providing such notice, the claimant shall only state the existence of such claim and shall not admit or deny the validity of the facts or circumstances out of which such claim arose. Solely for purposes of determining the right to defend the action per Paragraph 32.1, the alleged facts or circumstances on which such claim is based shall be deemed to be true.

                  (b) RESPONSIBILITY FOR DEFENSE. Within thirty (30) days after receipt of any such notice, but not less than five (5) working days prior to the time the claimant is required to respond to a claim (provided sufficient time exists after receipt of such notice), the indemnitor will, by giving written notice to the claimant, have the right to assume responsibility for the defense of the claim in the name of the claimant or otherwise as the indemnitor may elect; provided that the indemnitor also agrees that if the alleged facts or circumstances on which such claim is based are true that it would have responsibility to indemnify the claimant with respect to such claim. Otherwise, the claimant will have responsibility for the defense of the claim. Subject to the provisions of subsections (c) and (d) below, the party having responsibility for defense of a claim (the "defending party") will have the full authority to defend, cure, adjust, compromise, or settle such claim or appeal any judgment or ruling of a court or other tribunal in connection with such claim in its own name and/or in the name of the other party.

                  (c) RIGHT TO PARTICIPATE. Notwithstanding a defending party's responsibility for the defense of a claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a claim and the defending party will consult with the other party from time to time on matters relating to the defense of such claim. The defending party will provide the other party with copies of all pleadings and material correspondence relating to such claim.

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                  (d) SETTLEMENT. A defending party will provide
         the other party with timely written notice of any proposed adjustment, compromise, or other settlement, including equitable or injunctive relief, of a claim which the defending party intends to propose or accept. If the other party fails to provide the defending party with written notice of objection to such settlement within ten days of receipt of the same, then the defending party shall have the authority to propose or accept such settlement and enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement. If the non-defending party objects to the proposed settlement, the defending party shall tender the defense to the non-defending party and the defending party's liability shall in no case exceed the amount of money proposed to be paid in settlement of the claim and shall have no further liability to the other party hereunder with respect to such claim and thereafter the other party shall have full authority for the future defense of such claim and full responsibility for any and all liabilities, obligations, costs and expenses resulting therefrom, except the amount of the rejected settlement for which the defending party is responsible.

                  33.1 NON-EXCLUSIVE REMEDY. The parties intend that the provisions contained in Paragraphs 30.1 and 31.1 are in the nature of a procedure for indemnification for "Losses", as defined therein. Notwithstanding the provisions in Paragraphs 30.1, 31.1, and 32.1 the parties shall be liable to each other in law or equity in a direct action for any and all damages, including but not limited to compensatory damages, punitive damages, all other damages, reasonable attorney fees, and court costs (collectively "Damages") arising out of any misrepresentation or breach of this Agreement.

                  33.2 LIMITATIONS ON REMEDIES. Further, neither party shall be liable to the other for the first $50,000 of Damages or indemnity claimed by the other party, provided that if a party's liability exceeds such amount, then such party shall be liable for the entire amount owed up to a maximum amount of $800,000. The foregoing limitations shall not apply to any action or claim

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arising out of or related to a matter in Paragraph 17.3 hereof, the License
Agreement, Non-Competition Agreement, Sublease Agreement or the agreements of the parties in Paragraph 7.1 and 35.1 regarding the supply of products to Seller.

                  34.1 Intentionally deleted.

                  35.1 POST-CLOSING MATTERS. Seller and Buyer agree that for a period of two (2) years from the Closing Date, each will forward orders and inquiries for products to the proper entity and educate their respective customers on the proper identity of the provider of the products. Seller also agrees that for a period of one (1) year from the Closing Date, it will maintain a forwarding telephonic message identifying the Buyer for each former EP telephone extension used by Seller. Seller also agrees to remove from its Website all EP products and to insert a mutually acceptable message and link directed to Buyer's new Website for a period of one (1) year. Buyer also agrees to create a message and link on its new Website to Seller's revised Website for a period of one (1) year. Buyer further agrees to manufacture and sell to Seller keys, keyceptacles and readers for the key version of Seller's ISS business's "smart keys" at the agreed price contained in Schedule 35.1 for a minimum period of three (3) years from the Closing Date.

                  36.1 BROKERS. The parties agree that neither has engaged a broker, finder or agent in connection with this transaction and that no commissions or fees are due and owing. Each party shall indemnify and hold harmless the other party from any and all liabilities, claims, and demands, including reasonable attorney fees, court costs and costs of defense and investigation, arising out of any claim hereunder.

                  37.1 CLOSING DATE. The closing of this transaction (the "Closing") shall take place on August 3, 2001 at 8:30 o'clock a.m. local time at the law offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, MN 55402-3397 (the "Closing Date").
All business operations of Seller's EP Business after the close of business on August 2, 2001 (the "Effective Date") shall inure to Buyer.

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                  38.1 LEGAL REPRESENTATIVES. The parties acknowledge that
Seller is represented by Fredrikson & Byron, P.A., and Buyer by William J. Mittendorf, Esq.

                  39.1 NOTICES. Any and all notices provided for or necessary pursuant to the terms of this Agreement shall be given in writing by certified or registered U.S. Mail which shall be addressed in the case of Buyer or Seller as follows or such other address as may from time to time be designated:

If to Seller:              Datakey, Inc.
                           407 West Travelers Trail
                           Burnsville, MN 55337-2558

With a copy to:            Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, MN  55402-3397
                           Attn:  Elizabeth M. Reiskytl, Esq.

If to Buyer:               Datakey Electronics, Inc.
                           4051 S.R. 162W
                           New London, Ohio  44851

With a copy to:            William J. Mittendorf, Esq.
                           24441 Detroit Road, Suite 300
                           Westlake, Ohio  44145-1543

                  40.1 BENEFIT. This Agreement shall be binding upon and shall operate for the benefit of the parties and their legal successors and permitted assigns.

                  41.1 ASSIGNMENT. The rights under this Agreement will not be assignable nor the duties delegable by any party without the written consent of all parties to this Agreement. Nothing contained in this Agreement, express or implied, is intended to convey upon any person or entity, other than the parties hereto, their successors in interest or permitted assigns, any rights or remedies under or by reason of this Agreement unless so stated expressly to the contrary. All covenants, agreements, representations and warranties of the parties contained herein will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

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

                  42.1 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Minnesota without regard to the conflict of laws or principles hereof.

                  43.1 EXPENSES. Buyer and Seller will bear all of their own respective expenses, including but not limited to counsel and accountant's fees, in connection with the transactions contemplated by this Agreement.

                  44.1 MODIFICATIONS. This Agreement cannot be changed, modified or amended in any respect except by written instrument signed by all parties hereto.

                  45.1 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effected during the term of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

                  46.1 WAIVER. No failure of any party to exercise any right, power or provision reserved by this Agreement and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of any party's right to demand compliance, so long as the demanding party provides the party in variance of the contract terms with reasonable notice in writing by certified or registered U.S. mail of demand for compliance within a reasonable period of time.

                  47.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

                  48.1 CAPTIONS AND SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not intended to be used in construing this Agreement.

                  49.1 POSSESSION OF PROPERTIES AND ASSETS. Possession of the assets will be given to Buyer on the Closing Date. Buyer will not acquire any title to or property in the assets until

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possession has been given to it in accordance with this paragraph, and accordingly all risk and loss with respect to the assets will be borne by Seller until possession has been given to Buyer. For purposes of this paragraph, possession will deemed to have been given to Buyer when Seller delivers to Buyer good and sufficient instruments of transfer and conveyance.

                  50.1 PUBLIC ANNOUNCEMENT. Except as otherwise may be required by applicable law, all public notices and all other publicity concerning the consummation of the transaction contemplated by the parties hereto shall be released or communicated jointly as of the Closing Date.

                  51.1 ENTIRE AGREEMENT. This Agreement and the schedules, agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof and supersede any letters of intent and extensions thereto between the parties. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

(Signatures on next page.)

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        DATAKEY, INC.

                                        by: /s/ Alan G. Shuler

                                           Alan G. Shuler, Vice President and
                                           Chief Financial Officer

                                        and: /s/ Thomas R. King

                                            Thomas R. King, Secretary

                                                     "Seller"

                                        DATAKEY ELECTRONICS, INC.

                                         by: /s/ Paul D. Jennings

                                            President

                                          and: /s/ G. Eric Jennings

                                            Secretary

                                                   "Buyer"


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